Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Kala Pharmaceuticals, Inc. and subsidiaries dated March 12, 2019 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in fiscal year 2018), appearing in the Annual Report on Form 10-K of Kala Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 12, 2019